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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Anadarko Petroleum Corporation:

We consent to the incorporation by reference in the following registration statements of Anadarko Petroleum Corporation of our report dated February 1, 2001, relating to the consolidated balance sheets of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Anadarko Petroleum Corporation. Our report refers to a change to the method of accounting for foreign crude oil inventories.

(a)      Forms S-8 and S-3, Anadarko Employee Savings Plan (No. 33-8643).

(b) Forms S-8 and S-3, Anadarko Petroleum Corporation 1987 Stock Option Plan (No. 33-22134).

(c) Forms S-8 and S-3, Anadarko Petroleum Corporation 1988 Stock Option Plan for Non-Employee Directors (No. 33-30384).

(d) Form S-8, Anadarko Petroleum Corporation 1993 Stock Incentive Plan (No. 33-54485).

(e) Form S-3, Anadarko Petroleum Corporation Dividend Reinvestment and Stock Purchase Plan (No. 333-65915).

(f) Form S-8, Anadarko Petroleum Corporation 1999 Stock Incentive Plan (No. 333-78303).

(g) Form S-3, Anadarko Petroleum Corporation Registration Statement for $1 billion of Debt Securities, Preferred Stock and Common Stock (No. 333-76127).

(h) Form S-3, Anadarko Petroleum Corporation Registration Statement for $1 billion of Debt Securities, Preferred Stock and Common Stock (No. 333-55964).



[KPMG LLP]

Houston, Texas
March 14, 2001